Exhibit 16.1

October 9, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated October 9, 2012 of USA InvestCo Holdings, Inc.. (fka Lambent Solutions Corp) to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas